Exhibit 10.18

October 16, 2001

(1)	Cambridge Display Technology Limited

(2)	E. I. du Pont de Nemours and Company

(3)	Uniax Corporation

Patent License for Displays and Display Illumination

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED FROM THIS DOCUMENT. SUCH OMISSIONS ARE NOTED BY “[**]”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

Table of Contents

1.	Definitions and Interpretation	1
2.	CDT License Grant	11
3.	Financial Provisions	16
4.	Intellectual Property and Proceedings	21
5.	Commercial Marketing of LEP Devices	23
6.	Accounts	23
7.	Duration and Termination	24
8.	Oppositions	25
9.	Effects of Termination	25
10.	Confidentiality	26
11.	Force Majeure	28
12.	Nature of Agreement	29
13.	Governing Law and Jurisdiction	30
14.	Notices	31
15.	Further assurance	32
16.	Waiver	32
17.	Exclusion of warranties	32
18.	Severance	33
19.	Announcements	34
20.	Non-Solicitation	34

Schedule 1
Schedule 2
Schedule 3
Schedule 4
Schedule 5

This Agreement is Between:

(1)	Cambridge Display Technology Limited (company number 2672530) whose registered office is at Greenwich House, Madingley Rise, Madingley Road, Cambridge CB3 OHJ England (“CDT”); and

(2)	E. I. du Pont de Nemours and Company, a Delaware Corporation, having offices at 1007 Market Street, Wilmington, Delaware, 19898 USA (“Licensee”)

(3)	Uniax Corporation, a California corporation having its principal place of business at 6780 Cortona Drive, Santa Barbara, CA 93103, USA (“Uniax”).

Background:

(A)	CDT is the owner of inventions relating to electroluminescent polymer devices, in respect of which CDT has obtained and made applications for patent protection in various countries.

(B)	The Licensee wishes to acquire a license under CDT’s patents and patent applications to manufacture, have made, use and sell electroluminescent polymer display devices and CDT is willing to grant such a license upon and subject to the provisions set out in this agreement.

It is agreed as follows:

1.	Definitions and Interpretation

1.1	In this Agreement unless the context otherwise requires:

“Active Matrix Module”	a Cell, together with filters, support structure, circuit boards, flexible connectors, together with the electronic drivers and other support circuitry to effect illumination of the display device, where at least the individual pixels are driven using individual switching elements.

“Affiliate of RIT Display”	means a business entity in which RIT Display has at least a 50% equity interest.

“this Agreement”	means this agreement (including any schedule or annexure to it and any document in agreed form).

“CDT’s Group”	means CDT and any other company which at the relevant time is its Holding Company or Subsidiary, or the Subsidiary of any such Holding Company; and “Member” of CDT’s Group has a corresponding meaning.

“Cell”	means substrates consisting of glass or other rigid or flexible material incorporating where required by device architecture: electrodes wherein at least one electrode is transparent, transport layer(s), LEP Material, supporting layers and encapsulants but without electronic drivers.

“Component Materials”	Means materials incorporated in LEP Device or Finished Product, including but not limited to those that make up substrate, electrodes, transport layer, LEP Material supporting layer, encapsulant.

“Confidential Information”	Is defined in Clause 10.1 below.

“Covered Active Matrix Module”	means Active Matrix Module covered by at least one of the claims directed to LEP Device architecture or LEP Device manufacture in at least one of the Patents still in force.

“Covered Cell”	Means Cell covered by at least one of the claims directed to LEP Device architecture or LEP Device manufacture in at least one of the Patents still in force.

“Covered Finished Product”	Means Finished Product covered by at least one of the claims directed to LEP Device architecture or LEP Device manufacture in at least one of the Patents still in force.

“Covered LEP Device”	means LEP Device covered by at least one of the claims directed to LEP Device architecture or LEP Device manufacture in at least one of the Patents still in force.

“Covered LEP Material”	means LEP Material covered by at least one of the claims directed to LEP Material composition or LEP Material manufacture in at least one of the Patents still in force.

“Covered Passive Matrix Module”	means Passive Matrix Module covered by at least one of the claims directed to LEP Device architecture or LEP Device manufacture in at least one of the Patents still in force.

“Demonstrators”	means substrates consisting of glass or other inorganic material that cannot be bent with a radius of curvature of 30 cm or less without substantial irreversible plastic deformation or fracture, incorporating where required by device architecture: electrodes, transport layer(s), LEP Material, supporting layers and encapsulants together with the electronic drivers and other support circuitry to effect illumination of the entire display or individual pixels as well as all polarisers, the support frame, filters connection tabs and all other elements comprising a module, wherein current is passed through an array of electrodes without individually addressing each pixel.

“Display Employees”	Means employees of Licensee or Uniax Corporation who are listed in Schedule 3, so long as such person is listed in Schedule 3, which list shall be updated from time to time pursuant to Clause 4.2 below.

“Effective Date”	Means the date of the last signature to this Agreement.

“a Finished Product”	Means any article (whether or not complete) produced by or for the Licensee or any Member of the Licensee’s Group which incorporates an LEP Device but which does not fall entirely within the definition of Cell, Active Matrix Module or Passive Matrix Module.

“Have-Made Partner”	Means an entity that is not a Member of Licensee’s Group (or CDT’s Group,

depending upon the context) and is obligated to make Covered LEP Devices or incorporate Covered LEP Device in Covered Finished Product for Licensee (or CDT, depending upon the context) and/or Member(s) of Licensee’s Group (or CDT’s Group, depending upon the context).

“Holding Company and Subsidiary”	have the meanings given to those expressions by section 736 of the Companies Act 1985;

“Intellectual Property”	Means any patent, trade or service mark (whether registered or not), copyright, registered design, design light and topography right or any other form of protection, any right to apply or application for such protection, and any rights in any secret process, know-how, technical reports, designs, confidential information or otherwise or any associated or similar right or protection and any rights under Licenses and consents in relation to any of the foregoing subsisting at the relevant time in any jurisdiction, anywhere in the world.

“Investment Entity”	Entity whose primary area of business is the management or acquisition of financial assets (e.g., mutual funds, pension funds, private equity, venture capitalist, leveraged buyout firm etc.) and does not include the financial investment arms of a Strategic Investor.

“LEP Device”	Means an electronic display device in which light is generated by a LEP Material to produce a visible representation and comprising Cell, a Passive Matrix Module or an Active Matrix Module as the case may be.

“LEP Material”	means an organic semiconductive conjugated polymer or copolymer having at least five(5) of one or more repeating units in the polymer backbone, wherein, upon application of an electric field, light emission occurs from any portion of the polymer backbone.

“License”	Means the license granted pursuant to Clause 2.

“Licensee’s Group”

means, in relation to the Licensee:

(a)         the Licensee itself; and

(b)         any other company which, at the relevant time, is a Subsidiary of the Licensee;

and “Member” of the Licensee’s Group has a corresponding meaning.

“Lump Sum Fee”	means the non refundable lump sum of [**]

“Manufactured Cost”	means material costs, direct personnel costs, maintenance costs, energy costs, depreciation, space costs (occupancy), indirect personnel costs, miscellaneous minor cost items needed for production, factory overheads and any relevant Third Party costs related to manufacture e.g. components, services (for the avoidance of doubt the term Manufactured Cost shall not include central administration costs, research and development costs, machine development and sales costs). These costs shall be calculated at the end of the first Year in which royalty is owing and thereafter, recalculated at the end of each Year, the calculation being based on data from the then-ending year and made in accordance with US GAAP.

“Minimum Royalty”	means in relation to [**]

“More Favorable License”	Means an agreement signed by CDT (or Member of CDT’s Group) with any Third Party after the Effective Date containing more favorable terms, in aggregate, including, but not limited to, license under the Patents to a Third Party at a upfront fee lower than the Lump Sum Fee, minimum royalty lower than the Minimum Royalty, a cap on royalty, a royalty rate that is lower than the Relevant Rate, or other terms in aggregate more favorable than the terms under this Agreement.

“Net Sales Value”	is defined in Clause 3.2 below.

“Party”	Means CDT or Licensee, depending on the context; “Parties” means CDT and Licensee, depending on the context.

“Passive Matrix Module”	means a Cell together with the electronic drivers and other support circuitry to effect illumination of the entire display or individual pixels as well as all polarisers, the support frame, filters connection tabs and all other elements comprising the module, wherein individual pixels are driven by directly addressing electrodes, without additional individual microelectronic drivers.

“the Patents”	Means: (1) the patents and patent applications listed in Schedule 1, to the extent that such patents and patent applications are directed to LEP Device architecture and/or LEP Device manufacture; and

(2) all future patent applications owned by CDT, to the extent that such future patent applications are directed to LEP Device architecture and/or LEP Device manufacture, and which CDT solely owns or otherwise jointly owns with a Third Party and is free to sub-license without an express obligation to make any form of payment or other form of compensation to any Third Party; and

(3) and patents resulting from any extension of any such patents or patent applications described in (1) and (2) above, and patents resulting from any counterpart patent applications of such patent or patent application described in (1) and (2) above,(provided that, in the case of UK and Japanese patent applications only, a patent application will only be deemed to have been made for the purposes of this Agreement upon its second, or public, filing), to the extent that such extensions and counterpart patents are directed LEP Device architecture and/or LEP Device manufacture; and

(4) those patents and patent applications that may be incorporated pursuant to Clauses 2.5, 2.6 and 2.8 below.

“Qualifying Sales”	Means in relation to [**]

“a Quarter”	means the three months commencing on the Effective Date and each successive period of three months thereafter during the continuance of this Agreement and any shorter period ending on its termination and “Quarterly” shall be construed accordingly.

“Relevant Rate”	Means in relation to Covered LEP Devices manufactured and sold by the Licensee or any other member of the Licensee’s Group in a given year, in the form of: [**]

“Relevant Technology”

Means:

(1) the patents (subject to Clause 2.2) and patent applications listed in Schedule 2, to the extent that such patents and patent applications are directed to LEP Device architecture and/or LEP Device manufacture, including patents resulting from any extension of any such patents or patent applications, and patents resulting from counterpart patent applications of such patents and patent applications (provided that, in the case of UK, U.S. and Japanese patent applications only, a patent application will only be deemed to have been made for the purposes of this Agreement upon its second, or public, filing) to the extent that such extensions and counterpart patents are directed LEP Device architecture and/or LEP Device manufacture; and

(2) any future patents or published patent applications owned by Licensee or Uniax that list as an inventor at least one Display Employees or an individual who is performing work under the direction or guidance of a Display Employee (during the time such individual is performing work under the direction or guidance of at least one Display Employees), and may be owned by

Licensee or Uniax on or before the earlier of:

(a) Fifth anniversary of the Effective Date and; or

(b)         the date on which control (as defined for the purposes of Section 416, Income, and Corporation Taxes Act 1988) of CDT (or, in relation to that Member only, any other Member of its Group) is transferred to any person or persons other than the person or persons in control of CDT at the Effective Date, excluding date on which control of CDT is transferred as a result of an initial public offering or is transfer, to an Investment Entity;

and then only to the extent that such future patents and published patent applications are: (i) directed to LEP Device architecture and/or LEP Device manufacture; and

(ii) solely owned or otherwise jointly owned with a Third Party by DuPont or Uniax and which DuPont or Uniax is free to sub-license without an express obligation make any form of payment or other form of compensation to any Third Party; and

(3) including patents resulting from extensions of any such future patents or published applications as described in (2) above, and patents resulting from any counterpart patent applications of such future patents or published applications as described in (2) above (provided that, in the case of UK, U.S. and Japanese patent applications only, a patent application will only be deemed to have been made for the purposes of this Agreement upon its second or public, filing), to the extent that such extensions and counterpart patents are directed to LEP Device architecture and/or LEP Device manufacture.

“RITDisplays”	Means RITdisplay Corporation, a corporation of the Republic of China, having a place of business at No. 10, Kuanfu N. Road, Hsin Chu Industrial Park, Taiwan, 30316 R.O.C., and any successors and assigns of the corporation.

“Royalty-Bearing Patent Rights”	Means patent(s) or published patent application(s) of Third Parties to which CDT has sublicensing rights, to the extent such patents or published patent applications are directed to LEP Device architecture or LEP Device manufacture, but for the fact that the relevant Member of CDT’s Group would have to make some form of payment or other form of compensation to any relevant Third Party.

“Royalty-Free Patent Rights”	Means patent(s) and/or published patent application(s) owned by (a) any current Member of CDT’s Group, or (b) any future Member of CDT’s Group, to the extent that such patent(s) and/or published patent application(s) can be sublicensed by CDT on or after the date such entity becomes such a Member or (c) a Third Party (to which CDT has royalty-free sublicensing rights), to the extent such patents or published patent applications are directed to LEP Device architecture or LEP Device manufacture.

“Strategic Investor”	Means an entity that is in the business, or intends to enter into the business to design, or use, or make, or sell LEP Devices or Component Materials, or otherwise supplies or services the LEP Device manufacturer or is an end-user of LEP Devices, or controls (as defined for the purposes of Section 416, Income and Corporation Taxes Act 1988) or is under common control (as defined for the purposes of Section 416, Income and Corporation Taxes Act 1988) with such an entity.

“Third Party”	Means a Party that is not a Member of CDT’s Group or Licensee’s Group, depending upon the context.

“Year”	means the period of twelve months from the Effective Date and each subsequent consecutive period of twelve months during the period of this Agreement.

1.2	Also in this Agreement, unless the context otherwise requires:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it;

(c)	a reference to Clauses and Schedules is to Clauses of and Schedules to this Agreement and references to sub-Clauses and paragraphs are references to sub-Clauses and paragraphs of the Clause or Schedule in which they appear;

(d)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement.

2.	CDT License Grant

2.1	CDT grants to the Licensee, and the Licensee accepts, a non-exclusive License under the Patents, [**] under such license, upon and subject to the provisions of this Agreement:

(a)	to manufacture LEP Devices (but not to manufacture LEP Material or other Component Materials), to incorporate the LEP Devices into Finished Products and to use, offer to sell, sell and otherwise deal in the LEP Devices and Finished Products in any and all countries of the world;

(b)	have LEP Devices (but not LEP Material, or other Component Materials) manufactured for the Licensee by two Have Made Partners of Licensee’s choice at any given time, subject to:

(i)	the Licensee notifying CDT in writing of the identity of the Have Made Partner that Licensee would like to extend the benefits under this Clause 2.1(b);

(ii)	the prior written consent of CDT (which shall not be unreasonably withheld or delayed, it being acknowledged that the failure of a Have Made Partner to respect the intellectual property rights of others or the failure of a sovereign nation (in which such Have Made Partner is a resident) to respect and enforce intellectual property rights of others as evidenced by updated documents generated by a G-8 country member organization responsible for evaluation of intellectual property rights environment, are the only reasonable grounds to refuse consent) except that no consent shall be required if the Have Made Partner and the subcontracting arrangements concerned are located in Western Europe, the United States or Japan;

(iii)	the Licensee obtaining the signature of any Have Made Partner on the letter attached to this Agreement as Schedule 4 whereby the Have Made Partner agrees to respect the intellectual property of CDT and to only manufacture LEP Devices for, or sell LEP Devices to, Licensee or Member of Licensee’s Group.

2.2	Despite Clause 2.1(b)(i)-(iii) above and unless replaced by another entity pursuant to Clause 2.4 below, Licensee nominates, and CDT consents, that one of the two Have Made Partners provided in Clause 2.1(b) is RITDisplays and Affiliates of RITDisplays.

2.3	Beyond the grant to two Have Made Partners provided in Clause 2.1(b) above, CDT will consider granting Licensee further “have made” rights with additional Have Made Partners, subject only to Licensee paying CDT an initial payment for each such right equal to the equivalent lump sum fee being charged by CDT for the requested display resolution at the time of the request from Licensee, provided that such lump sum fee is no greater than the Lump Sum Fee due upon signature of this Agreement.

2.4	In the event an existing Have Made Partner receiving the benefits of the grant pursuant to Clauses 2.1(b) and 2.2 above declares bankruptcy, exits the LEP Device manufacturing business, terminates its relationship with Licensee, or commits a material breach of its obligations to Licensee, Licensee is entitled to obtain a replacement Have Made Partner that will receive the benefits of the grant under Clause 2.1(b) above, pursuant to Clause 2.1(b)(i)-(iii) above, without paying CDT the lump sum fee required in Clause 2.3 above.

2.5	CDT hereby grants the Licensee an option to extend the License to include certain patented technology concerning ink-jet printing as relevant to LEP Devices being jointly developed by CDT and Seiko Epson Corporation (“SEC”) as well as certain background patented technology concerning ink-jet printing as relevant to LEP Devices and owned by SEC to which CDT has sublicensing rights. If so extended, references in this Agreement to the “Patents” shall be construed accordingly. This option may be exercised at any time provided:

(a)	the Licensee and its Group are: (i) not in actual or threatened or pending substantive litigation with SEC or otherwise being deemed hostile; or (ii) already in possession of a license from SEC in respect of the relevant SEC background technology;

(b)	the Licensee simultaneously grants SEC and the Members of SEC’s Group (which meaning shall be the same as “CDT’s Group”) a license to a portion of or all of the Relevant Technology as granted under Clause 4.1, for the same term and same scope of patent and/or know-how as the scope of the license CDT grants to Licensee; and

(c)	the Licensee shall pay the following additional Relevant Rates: [**] Percentages are based on Net Sales Value.

(d)	CDT shall promptly provide Licensee list of patents available under this Clause 2.5 upon CDT’s receipt from SEC.

2.6	CDT hereby grants Licensee the option to extend the scope of the License by the addition of Royalty-Bearing Patent Rights, provided the Licensee makes such payment or compensation to CDT (or otherwise at its direction) on a full reimbursement basis (so that CDT passes through royalty payment obligations that CDT would otherwise have to pay under such Royalty-Bearing Patent Rights without additional surcharge by CDT). If so extended, references in this Agreement to the “Patents” shall be construed accordingly. CDT shall give, and shall procure that any CDT’s Group Member gives, full written particulars of any such patent or published patent application within the earlier of 30 days of the Effective Date and the date of any relevant publication.

2.7	This License cannot and will not be used for the production of lighting devices intended as a primary source of illumination.

2.8	CDT hereby extends the scope of the License by the addition of Royalty-Free Patent Rights, at no further payment than already required by the License. If so extended, references in this Agreement to the “Patents” shall be construed accordingly. CDT shall procure that any CDT’s Group Member gives, full written particulars of any such Royalty-Free Patent Rights within the earlier of 30 days of the Effective Date and the date of any relevant publication. CDT shall promptly provide Licensee list of patents available under this Clause 2.8 upon CDT’s receipt from such Member patent owner and such Third Party patent owner.

2.9	The Licensee shall be entitled to sublicense (royalty-free to CDT) any of the rights granted to it under this Agreement to any other Member of Licensee’s Group, for so long as that company remains a Member of Licensee’s Group, provided that:

(a)	any act or omission of any Member of Licensee’s Group shall, for all the purposes of this Agreement, be deemed to be the act or omission of the Licensee;

(b)	written notification of the fact that the company concerned is exercising such rights is given to CDT;

(c)	it is understood that such Member does not receive any additional “have made” rights beyond those granted to Licensee.

2.10	If CDT (or Member of CDT’s Group) enters into a More Favorable License, this Agreement shall be modified such that the aggregate of this Agreement and any other agreements between CDT (or Member of CDT’s Group) and Licensee (or Member of Licensee’s Group) involving licensing of intellectual property shall contain terms equivalent in the aggregate to the More Favorable License.

(a)	For the avoidance of doubt, the application of more favorable rates and terms shall take effect on the day when the More Favorable License is binding upon CDT (or Member of CDT’s Group) and the Third Party.

(b)	For the avoidance of doubt, the Agreement modified under this Clause 2.10 shall be subject to the Licensee undertaking such additional or different terms and conditions as are undertaken by the Third Party under the More Favorable License - including but not limited to any payment of any additional lump sum fee in lieu of royalties.

(c)	The Parties agree to the following process to modify this Agreement according to this Clause 2.10:

(i)	CDT will send a certification from its CEO to Licensee annually confirming that no More Favorable License has been executed during that year.

(ii)	If at any time, from the Effective Date, CDT enters into a license agreement for displays application and/or display illumination application that contains a royalty rate lower than the Relevant Rate or a cap on royalty rate, CDT will notify Licensee within thirty (30) days of the execution of the More Favorable License. Such notification by CDT does not constitution an admission by CDT that such license agreement is a More Favorable License.

(iii)	The Parties agree to enter into a good faith negotiation around Licensee also obtaining such More Favorable License. Such negotiation shall take place for at most ninety (90) days after the notification by CDT pursuant to Clause 2.10(iii) above, or, where Licensee believes that a More Favorable License exists and Licensee notifies CDT of its belief, for at most ninety (90) days after Licensee’s notification to CDT.

(iv)	If no agreement is made within ninety (90) days under Clause 2.10(iii) above, either Party may elect to go to an independent auditor selected from one of the following: Price Waterhouse Coopers, Ernst & Young, Deloitte & Touche, or another firm mutually agreed by the Parties. The Parties agree to cooperate with the selected independent auditor in its assessment, whose final finding will be binding on both Parties.

(iv)(a)	The independent auditor shall execute a confidentiality agreement reasonably satisfactory to all Parties prior to active participation in the assessment process.

(iv)(b)	In its assessment the independent auditor shall take into account the terms of the More Favorable License in aggregate and compare them with the Relevant Rate, upfront payment, Minimum Royalty, other obligations undertaken by Licensee as well as grants to CDT by Licensee under this Agreement and any other agreements between CDT (or Member of CDT’s Group) and Licensee (or Member of Licensee’s Group) involving licensing of intellectual property.

(iv)(c)	In the event that independent auditor’s finding is completely in favor of one Party, the other shall bear the entire cost of the independent auditor, otherwise, the Parties shall share equally the cost of the independent auditor.

(iv)(d)	Each Party will bear its own internal costs of this assessment.

2.12	CDT hereby grants Licensee a license under Patents to make and have made LEP Material and other Component Materials for research purposes only.

2.13	CDT agrees that, other than licensing three Third Parties currently being licensed or in the process of being licensed under patents directed LEP Materials assigned to CDT, CDT will not grant other Third Party licenses to make, use or sell Covered LEP Materials without first offering such a license to Licensee on the terms and conditions in place at that time.

2.14	CDT hereby represents and warrants that CDT’s LEP Material licensees of Clause 2.13 above are obligated to not preclude each other from supplying Covered LEP Materials using patents licensed by CDT.

2.15	To the extent such right to future patents is not granted to either Party herein, in the event CDT or Licensee secures patent or other intellectual property protection for an invention that is or could be construed by either Licensee or CDT to be a fundamental patent relating to LEP Device architecture or LEP Device manufacture on flexible substrates, the securing Party agrees to offer the other Party a non-exclusive license to practice (but not to sublicense) under such intellectual property on commercially reasonably terms. The Parties agree that such license will be negotiated in good faith with the goal of ensuring the continued advancement and commercialization of LEP technology. The term flexible substrate shall be defined as a display that may be bent through a radius of curvature of less than 2 cm and can withstand a drop from 1 m onto a hard solid surface without cracking.

3.	Financial Provisions

3.1	In consideration of the rights granted under this Agreement the Licensee will, except as provided in this Clause, pay to CDT:

(a)	the Lump Sum Fee on signature of this Agreement, and

(b)	royalties in respect of the Net Sales Values (as defined below) of all Covered LEP Devices manufactured by or for the Licensee or any other Member of its Group using the Patents at the Relevant Rates and sold, rented, leased or otherwise disposed of or transferred to Third Parties (when made by Licensee) or transferred to Licensee (by Have Made Partners of Clauses 2.1(b) and 2.3 above) (the terms “sold” and “sale” as used in this Clause 3 shall be construed according to Clause 3.4 below) in each Quarter for so long as any such Patent covering LEP Devices remains valid and enforceable, provided that, payment of royalty on a particular Covered Cell or Covered LEP Device extinguishes Licensee’s obligation to pay royalty on any downstream products incorporating such Covered Cell or Covered LEP Device (Covered Finished Product, Covered Passive Matrix Module and Covered Active Matrix Module).

3.2	For the purposes of this Agreement and subject to Clauses 3.3 and 3.4 the “Net Sales Value” of any Covered LEP Device means:

(a)	Where sale of Covered LEP Devices is made by Licensee (or a Member of Licensee’s Group) to a Third Party, or by a Have Made Partner to Licensee (or a Member of Licensee’s Group) or to a Third Party, the price charged under those sales, calculated as the actual price invoiced to the customer less:

(i)	any turnover tax, value added tax or other sales tax;

(ii)	any packaging, packing, freight, warehousing, carriage and insurance charges to the extent that any of the same are included in the invoice price;

(iii)	any allowances for lost or damaged merchandise or returns; and

(iv)	any discounts or rebates granted to the customer on account of the quantity purchased or promptness of payment;

(b)	where a Covered LEP Device that is not already accounted by Clause 3.2(a) above is incorporated into a Covered Finished Product that is sold rented, leased or otherwise disposed of or transferred by Licensee (or a Member of Licensee’s Group) to a Third Party, or by a Have Made Partner to Licensee (or a Member of Licensee’s Group) or to a Third Party, in quantities sufficient to be termed Qualifying Sales during the same Quarter, the price charged (on a per unit basis) for the relevant Covered LEP Device (calculated in accordance with Clause 3.2(a) above).

(c)	where a Covered LEP Device that is not already accounted by Clauses 3.2(a) and 3.2(b) above is incorporated into any Finished Product that is sold, rented, leased or otherwise disposed of or transferred by Licensee (or a Member of Licensee’s Group) to a Third Party, or by a Have Made Partner to Licensee (or a Member of Licensee’s Group) or to a Third Party, but not in quantities sufficient to be termed Qualifying Sales:

(i)	[**]

(ii)	[**]

(iii)	[**]

(d)	where any Covered LEP Device or Covered Finished Product is sold or otherwise disposed of in exchange of either partial or total non-cash compensation, then the price concerned shall be adjusted to the price that would have been charged at 100% cash basis calculated in accordance with Clause 3.2 above. This Clause 3.3 shall apply only where:

(i)	the price of any Covered LEP Device or Covered Finished Product is adjusted for any Third Party customer or Third Party associate company in exchange for commitments from that customer or associate company to purchase any other goods or services from the Licensee; or

(ii)	the business terms relating to the provision of Covered LEP Devices or Covered Finished Products is adjusted to any material degree in a manner which has the same effect as a direct adjustment of price.

3.3	For the avoidance of doubt, payment on Net Sales Value pursuant to Clause 3.2 above by a Have Made Partner shall extinguish obligation to pay by Licensee (or Maker of Licensee’s Group). Similarly, payment on Net Sales Value pursuant to Clause 3.2 above by a Licensee (or a Member of Licensee’s Group) shall extinguish Have Made Partner’s obligation to pay.

3.4	A sale will be deemed to have been made, and payments due hereunder for such sale shall accrue;

(a)	when invoiced to Third Party; or

(b)	when invoiced to Licensee (or a Member of Licensee’s Group) by a Have Made Partner.

3.5	Within sixty (60) days of the end of (a) the first two Years under this Agreement and (b) each Year thereafter, the Licensee shall, in the manner provided in Clause 3.6 below, pay to CDT the shortfall (if any) between the royalties paid in accordance with Clause 3.1 above and the Minimum Royalty payable with respect to the period in question.

3.6	The royalties payable pursuant to Clause 3.1(b) and any short falls of Clause 3.5 above shall be paid within sixty (60) days after each Quarter during the period of this Agreement.

3.7	The Licensee shall submit to CDT a written report in sufficient detail as CDT reasonably requires, showing:

(a)	the quantity of all Covered LEP Devices (and/or Covered Finished Products) on which royalties are payable to CDT for that Quarter pursuant to Clause 3.1(b) above;

(b)	the Net Sales Value of such Covered LEP Devices (and/or Covered Finished Products), including a separate calculation of the Net Sales Value of Covered LEP Devices which was not calculated in accordance to Clause 3.2(a) above; and

(c)	the amount of the royalties payable pursuant to Clause 3.1 above in respect thereof.

3.8	All royalties or other sums payable under this Agreement shall be paid in US Dollars (US$), and where the underlying price in respect of which any royalty is so payable is stated in a currency other than US$, it shall be converted into US$ by reference to the average of the relevant closing daily buying and selling rates of CitiBank, New York for the currency in question on the date in question.

(a)	CDT shall pay all taxes and charges imposed by any government or taxing authority with respect to payments by Licensee to CDT. For the elimination of doubt, CDT shall be liable for any value added tax or other applicable taxes or duties for which the Licensee shall be liable with respect to the payments hereunder. If the Licensee is required by law to make any tax deduction or to withhold a portion of the payment owing to CDT hereunder, CDT shall accept the resulting net payment as due performance under this agreement.

(b)	Notwithstanding sub-clause 3.8(a) above, Licensee shall expend reasonable commercial effort as may be necessary to enable or assist CDT to claim exemption therefrom under any double taxation or similar agreement from time to time in force and shall from time to time give CDT proper evidence as to the deduction or withholding and payment over of the tax deducted or withheld.

If the Licensee makes any default in payment of the royalties and other sums due hereunder the amount due shall bear interest, both before and after any judgment, at the rate of 2 per centum above the U.S. dollar London Interband Offered Rate (LIBOR) of CitiBank, New York, with a term closest to the time period from the date of default to the date of payment.

At the commencement of this Agreement the Licensee will give CDT a nonbinding estimate of the likely royalties payable to CDT with respect to the calendar year in which the commencement takes place. Thereafter, in the October preceding each complete calendar year the Licensee will furnish same information with respect to the succeeding calendar year. Licensee is not obligated to meet the estimated provided under this Clause 3.10.

3.12	If at any time either Party reasonably considers that, in the light of technological and/or commercial developments or practice, the definition of any of “Covered Cell”, “Covered Active Matrix Module” or “Covered Passive Matrix Module,” “Qualifying Sales,” or any convention referenced in Clause 3.2 above used by Licensee to determine Net Sales Value should be altered (or even an additional definition be introduced) to reflect such developments or practice, the parties should in good faith renegotiate the same.

3.13	If any question or matter arises under Clause 3 as to the calculation or determination of Net Sales Value, either Party may refer the matter to an independent major international firm of chartered accountants, selected by mutual agreement of the Parties, for determination and such firm shall act as expert.

(a)	In the absence of agreement within a reasonable period of time, the firm shall be nominated by the President for the time being of the Institute of Chartered Accountants and the Parties shall use all reasonable endeavours to enable the expert to decide the matter as soon as reasonably practicable and in any event within three (3) months of the appointment.

(b)	The costs of such appointment shall be borne by the Party challenging the Net Sales Value calculation. The Parties shall make available to the expert all such information and documents as he reasonably requires for the purpose of making his determination. The determination of the expert shall be final and binding on both parties.

(c)	The findings of the independent major international firm of chartered accountants shall be final and binding.

3.14	Unless instructed otherwise, the payments to CDT shall be by wire transfer to:

Lloyds TSB

3 Sidney Street

Cambridge UK CB2 3HQ

Account Name: CDT Limited

Account: 11302809

Sort Code: 30-91-56

Swift code: LOYDGB2L

4.	Intellectual Property and Proceedings

4.1	The Licensee and Uniax hereby grants to CDT, and Members of CDT’s Group a royalty-free non-exclusive license under Relevant Technology for the full natural life of the Relevant Technology:

(a)	to manufacture LEP Devices (but not to manufacture LEP Material or other Component Materials), to incorporate the LEP Devices into Finished Products and to use, offer to sell, sell and otherwise deal in the LEP Devices and Finished Products in any and all countries of the world;

(b)	have LEP Devices (but not LEP Material, or other Component Materials) manufactured for the Licensee by two Have Made Partners of CDT choice at any given time, subject to:

(i)	the CDT notifying Licensee in writing of the identity of the Have Made Partner that CDT would like to extend the benefits under this Clause 4.1(b);

(ii)	the prior written consent of Licensee (or Uniax) (which shall not be unreasonably withheld or delayed, it being acknowledged that the failure of a Have Made Partner to respect the intellectual property rights of others or the failure of a sovereign nation (in which such Have Made Partner is a resident) to respect and enforce intellectual property rights of others as evidenced by updated documents generated by a G-8 country member organization responsible for evaluation of intellectual property rights environment, are the only reasonable grounds to refuse consent) except that no consent shall be required if the Have Made Partner and the subcontracting arrangements concerned are located in Western Europe, the United States or Japan;

(iii)	CDT obtaining the signature of any Have Made Partner on the letter attached to this Agreement as Schedule 5 whereby the Have Made Partner agrees to respect the intellectual property of Licensee (or Uniax) and to only manufacture LEP Devices for, or sell LEP Devices to, CDT or Member of CDT’s Group.

4.2	Beyond the grant to two Have Made Partners provided in Clause 4.1(b) above, Licensee (or Uniax) will consider granting Licensee further “have made” rights with additional Have Made Partners, subject only to CDT paying Licensee an initial payment for each such right equal to the equivalent lump sum fee being charged to Licensee for the requested display resolution at the time of the request from CDT, provided that such lump sum fee is no greater than the Lump Sum Fee due upon signature of this Agreement.

4.3	In the event an existing Have Made Partner receiving the benefits of the grant pursuant to Clauses 4.1(b) and 4.2 above declares bankruptcy, exits the LEP Device manufacturing business, terminates its relationship with CDT, or commits a material breach of its obligations to CDT, CDT is entitled to obtain a replacement Have Made Partner that will receive the benefits of the grant under Clause 4.1(b) above, pursuant to Clause 4.1(b)(i)-(iii) above, without paying Licensee (or Uniax) the lump sum fee required in Clause 4.3 above.

4.4	Licensee shall update its list of Display Employees when there is a change to said list, but at most once per Quarter.

4.5	If at any time Licensee commits or causes or permits to be done any act which might bring into question the validity or scope of any of CDT’s patents under which Licensee is acquiring a license as specified in the above Clause 2.1, the CDT shall be entitled to remove such patent from Clause 2.1 and Licensee will no longer be licensed under such patent.

4.6	If at any time CDT (or a Member of CDT’s Group) commits or causes or permits to be done any act which might bring into question the validity or scope of any of the patents under which CDT has rights as specified in Clause 4.1 above, then DuPont or Uniax shall be entitled to remove such patent from the grant of Clause 4.1, and CDT (and Member of CDT’s Group) will no longer be licensed under such patent. The removal of such patent is effective on the date of written notice.

4.7	Where CDT determines that it is necessary to record Licensee as a licensee of the Patents in any territory anywhere in the world where Covered LEP Devices or Covered Finished Products containing them are sold by the Licensee having at some stage used the Patents, CDT shall prepare all necessary documents and pay all costs associated with such recordation, and the Licensee agrees to reasonably cooperate in such recordation.

4.8	The Licensee shall promptly inform CDT:

(a)	if any claim is made or threatened against the Licensee by any Third Party that the exercise by the Licensee of any rights granted under this Agreement by CDT constitutes an infringement of any Intellectual Property or other rights of any other person; or

(b)	of any actual, threatened or suspected infringement which comes to its notice of any Patent.

4.9	If Licensee notifies CDT of a potential infringer pursuant to Clause 4.5 above, CDT agrees to use commercially reasonable efforts to enforce its patents against such potential infringer.

4.10	The Licensee and CDT expressly acknowledge and agree that the grant of the License hereunder and the grant under Clause 4.1 above shall not be taken to imply any warranty by CDT, Licensee or Uniax that any of the Patents can be freely exploited by the Parties in any jurisdiction throughout the world.

5.	Commercial Marketing of LEP Devices

5.1	The Licensee agrees to state its status as a CDT licensee in journal publications and publicity announcement where technology covered by Patents are highlighted. The Licensee further agrees to make reasonable commercial efforts to work with CDT in the promotion of LEP technology.

5.2	The Licensee shall provide to CDT, on a reasonable commercial efforts basis, up to 10 (ten) suitable Demonstrators as CDT may from time to time reasonably request, such Demonstrators being typical of its standard production.

6.	Accounts

6.1	The Licensee shall keep, and procure that each other Member of its Group keeps, true and detailed accounts and records of customer invoices, in sufficient detail to enable the amount of all royalties and other sums due and payable under this Agreement to be determined.

6.2	The Licensee shall at the reasonable request of CDT allow an independent royalty auditor to inspect those records and books of account of Licensee or other Member of its Group sublicensed by Licensee under Patents, at most once per Year during normal business hours and, to the extent that they relate to the calculation of those royalties and other sums due and payable under this Agreement, for the sole purpose of its audit enquiry.

6.3	Inspections under Clause 6.2 shall be carried out at CDT’s expense. However if the audit proves that the Licensee’s accounting of royalties was deficient by more than 5% of the money actually due, the cost of such inspection shall be borne by the Licensee.

6.4	The provisions of this Clause 6 shall remain in full force and effect notwithstanding the termination of this Agreement until the settlement of all possible claims of CDT hereunder identified to the Licensee in writing within one (1) year after the termination of this Agreement.

7.	Duration and Termination

7.1	The provisions of this Agreement and the Licenses granted under it, having come into force on the date hereof, shall (subject to the following provisions of this Clause) continue in force until the last of the Patents has ceased to be in force, unless earlier terminated pursuant to Clauses 7.2 - 7.4 below.

7.2	CDT may forthwith terminate this Agreement by written notice to the Licensee if:

(a)	Licensee fails to pay, after sixty (60) days from the date of written notice by CDT of a payment failure of any royalties or any other sums not in dispute payable hereunder;

(b)	the Licensee shall without CDT’s prior written consent, to be given within 30 days of notice by Licensee and not to be unreasonably withheld, sell, assign or part with that part to its business relating to the exploitation of the Patents to a Third Party. However, this Clause 7.2(b) does not apply where control (as defined for the purposes of Section 416, Income and Corporation Taxes Act 1988) of the Licensee’s business relating to the exploitation of the Patents is changed due to an initial public offering.

7.3	If the Licensee determines that it no longer requires the License, the Licensee may terminate this Agreement by giving twelve (12) months’ written notice at any time. The Licensee acknowledges that it will be obliged to pay the greater of the actual royalty payment due pursuant to Clause 3 above and the Minimum Royalty due in respect of the period covered by such notice.

7.4	Either Party may forthwith terminate this Agreement by written notice to the other if:

(a)	the other Party has committed any breach of any of its obligations under this Agreement (other than Clause 9) and (in the case of a breach which is capable of remedy) has failed to remedy the same within the period of 30 days after receipt of written notice giving full particulars of the breach and requiring it to be remedied; or

(b)	an encumbrancer takes possession, or a receiver is appointed, of any of the property or assets of the other Party;

(c)	the other Party becomes subject to an administrative order or makes any voluntary arrangement with its creditors (within the meaning of the Insolvency Act 1986) or anything analogous to the foregoing under the law of any other jurisdiction occurs in relation to that other Party;

(d)	the other Party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other Party under this Agreement); or any analogous event to the foregoing under the law of any jurisdiction occurs in relation to the other Party.

7.5	For the purposes of Clause 7.4(a), a breach shall be considered capable of remedy if the Party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

7.6	For the avoidance of doubt the rights to terminate this Agreement given by this Clause shall not prejudice any other right or remedy of either Party in respect of the breach concerned (if any) or any other breach.

9.	Oppositions

9.1	Licensee, and any Member of Licensee’s Group (including Uniax), shall, within two (2) business days after the Effective Date, drop its opposition of the following patents:

EP 0 544 795; and

EP 0 800 563

9.2	CDT, and any Member of CDT’s Group, shall, within two (2) business days after the Effective Date, drop its opposition of the following patent: EP 0 573 549 (owned by the Regent of the University of California)

10.	Effects of Termination

10.1	On termination of this Agreement for any reason:

(a)	the Licensee shall cease to use, either directly or indirectly, the Patents (unless and to the extent expired) and CDT shall cease to use, either directly or indirectly, the Relevant Technology (unless and to the extent expired);

(b)	the Licensee or CDT shall consent to the cancellation of any formal License granted to it, or of any recordal of it in any register, in relation to any of the Patents or Relevant Technology (respectively);

(c)	subject as provided in this Clause, and except in respect of any accrued rights, neither Party shall be under any further obligation to the other;

(d)	the provisions of Clause 9 shall continue in force in accordance with their terms, notwithstanding termination of this Agreement for any reason; and

(e)	all obligations of either Party under this Agreement which are expressed to or by implication are intended to survive its termination shall continue thereafter.

11.	Confidentiality

11.1	“Confidential Information” means the provisions of this Agreement, all technical and business information pertaining this Agreement and exchanged between the Parties, including such “Confidential Items” disclosed under the agreement referenced in Clause 12.10 below, except such information that:

(a)	is or becomes known to the public through no fault of the receiving Party;

(b)	is already known to the receiving Party prior to its receipt from the disclosing Party, as shown by the prior written records of the receiving Party;

(c)	becomes known to the receiving Party by disclosure from a Third Party who has a lawful right to disclose the information; or

(d)	is subsequently developed by or for the receiving Party; provided that such subsequently developed information is not derived from or based on Confidential Information received from the other Party hereto. Information disclosed under this Agreement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge in the foregoing exceptions. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the foregoing exceptions, but only if the combination itself and its principal of operation are in the foregoing exceptions.

11.2	Neither Party shall, at any time during the Term or within 10 years from the date of any termination of this Agreement, disclose Confidential Information to any Third Party, or use for any purpose except as contemplated by this Agreement, and each Party shall use its best endeavours to keep that information confidential, except as provided by Clauses 10.3 and 10.5 below.

11.3	Confidential Information may be:

(a)	disclosed by either Party to:

(i)	any governmental or other authority or regulatory body; or

(ii)	any other person, to the extent required by law; or

(b)	disclosed by either Party to:

(i)	any actual or potential legitimate sub-licensee, customer or supplier of that Party, or any person carrying out research or development on its behalf; or

(ii)	any employee of that Party or any other Member of its Group or of any of the persons mentioned in sub-Clause (b)(i) above, to the extent necessary for the purposes of the manufacture and sale of, and any other dealings in, the LEP Devices or Finished Products, subject in each case of Clause 10.3(b)(i) and Clause 10.3(b)(ii) above to the Party in question first obtaining and providing the other Party with a copy of a written undertaking from the person in question, as nearly as practicable in the terms of this Clause, to keep the information confidential and to use it only for the purposes for which the disclosure is made; or

(c)	used by either Party for any purpose, or disclosed by either Party to any other person, to the extent only that any part of the information in question is at the Effective Date or at any time after that date through no fault of that Party becomes public knowledge, provided that in doing so that Party does not disclose any part of the information in question which is not public knowledge.

11.4	Where disclosure of Confidential Information is required by law, the Parties will give each other prompt notice of such a requirement and assist each other in limiting and minimizing the business impact of such a disclosure.

11.5	CDT shall be allowed to show the Demonstrators to third parties. However, for ten (10) years from the date of transmittal of Demonstrators, CDT shall not chemically analyse, or disassemble, sell, or give Demonstrators to any Third Party without Licensee’s prior written approval. Upon prior written approval of the Licensee, which shall not be unreasonably withheld, CDT may transmit products made from Demonstrators to third parties for testing purposes only, provided that, prior to such transmittal, the CDT shall obtain from the Third Party a written commitment agreeing not to chemically analyse or disassemble, or to sell, show or disclose information obtained by inspection of the products to another, for ten (10) years from the date of transmittal of the Demonstrators. Notwithstanding, CDT may provide Demonstrators to Members of CDT’s Group to the extent that such Members are similarly obligated not to chemically analyse or disassemble or to sell, or give Demonstrators to any Third Party without the providing Party’s prior written approval of Licensee.

11.6	Upon termination, all Confidential Information in tangible form, received hereunder, shall be sent to the disclosing Party at the disclosing Party’s request.

11.7	CDT and Members of CDT’s Group shall not assert against Licensee or any Member of Licensee’s Group or any customer of either, any United States or foreign patent which CDT or any Member of CDT’s Group may obtain that it would not have obtained but for having received Demonstrators or Confidential Information from Licensee or a Member of Licensee’s Group hereunder. The provisions of this paragraph survive the term of this Agreement.

12.	Force Majeure

12.1	Neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance or non-performance of any of its obligations under this Agreement to the extent that such delay or non-performance is due to any cause beyond its reasonable control including but not limited to any strike, lockout or other form of industrial action (an “Event of Force Majeure”).

12.2	The Party affected by the Event of Force Majeure shall immediately give the other Party written notification of the nature and extent of the Event of Force Majeure and the parties shall enter into bona fide discussions with a view to alleviating its effects or to agreeing upon such alternative arrangements as may be fair and reasonable.

13.	Nature of Agreement

13.1	Each Party shall be entitled to perform any of the obligations undertaken by it and to exercise any rights granted to it under this Agreement through any Member of CDT’s Group or Licensee’s Group (as the case may be), provided that

(a)	the Member agrees to be bound by the confidentiality provisions,

(b)	any act or omission of any such Member shall, for all the purposes of this Agreement, be deemed to be the act or omission of the Party.

13.2	Subject to Clause 7.2(b) above, Licensee may transfer both the benefit and burden of this Agreement by way of a novation to any purchaser or other successor in title (whether by way of a flotation, initial public offering, reorganisation, amalgamation or otherwise) of all or substantially all of its LEP Device business.

13.3	CDT may transfer both the benefit and burden of this Agreement by way of a novation to any purchaser or other successor in title (whether by way of a flotation, initial public offering, reorganisation, amalgamation or otherwise) of all or substantially all of its business.

13.4	Nothing in this Agreement shall create, or be deemed to create, a partnership, or the relationship of principal and agent, between the Parties.

13.5	The Licensee and Uniax warrant to CDT, and CDT warrants to Licensee and Uniax that:

(a)	it has the authority to enter into this Agreement; and

(b)	the execution of, and the performance of its obligations under, this Agreement require no governmental or other approvals or, if required, such approvals have been obtained.

13.6	CDT shall not be liable to the Licensee and Uniax, and Uniax and Licensee shall not be liable to CDT, for any indirect or consequential losses, damages, costs or expenses incurred by reason of any duty at common law or under any statute, or any representation (other than fraudulent misrepresentation), or any term hereof, whether express or implied by statute, collaterally or otherwise, nor for any loss of profit, business, goodwill, anticipated savings or contracts, however the same may arise and whether occasioned by the negligence, breach of contract or otherwise of the disclaiming Party, its servants or agents or otherwise, which arises out of or in connection with this Agreement or its use by the Other Party.

13.7	The Parties hereby agree to indemnify and keep indemnified each other, its servants and agents from and against all actions, claims, costs and demands which may be brought or made against the other Party and all losses, damages, costs and expenses of any kind suffered by the other Party of whatever nature and howsoever arising whether in negligence or otherwise in connection with any LEP Device or Finished Product manufactured by or on behalf of the Party or any Member of its Group.

13.8	To the extent permitted by law, the maximum limit of CDT’s and Licensee’s (including Uniax) liability under or in connection with this Agreement, whether in contract, tort, negligence, breach of statutory duty or otherwise shall be such sum as equals the greater of two (2) times the amount of royalties in the previous two (2) year period in aggregate.

13.9	The Parties acknowledge that it has entered into this Agreement in reliance only upon the representations, warranties and promises specifically contained or incorporated in this Agreement and, save as expressly set out in this Agreement, the other Party shall have no liability in respect of any other representation, warranty or promise made prior to the Effective Date unless it was made fraudulently.

13.10	The existing Patent License Agreement between CDT and Uniax dated April 5, 1997 is hereby terminated in favor of this Agreement.

13.11	The confidentiality provisions of Clause 10 above supersede the Mutual Confidential Disclosure Agreement dated April 18, 2001.

14.	Governing Law and Jurisdiction

14.1	This Agreement shall be governed by and construed in accordance with English law. However, where the issue relates to the validity or claim construction of a patent of a particular country or particular geographical region, or relates to a patent owner’s entitlement under a patent of a particular country or particular geographical region, the patent laws of that particular country or particular geographical region shall govern.

14.2	The courts of England shall be the venue for any action brought under or relating to this Agreement and the Parties will not contest the jurisdiction of such court over any such action. In the alternative, upon agreement by the Parties, the United States District Court for the Southern District of New York and the New York state courts in the borough of Manhattan in New York, New York, U.S.A. may also be a venue for such action.

14.3	Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party to it.

15.	Notices

15.1	Any notice to a Party under this Agreement shall be in writing signed by or on behalf of the Party giving it and shall, unless delivered to a Party personally, be left at, or sent by prepaid first class post, prepaid recorded delivery, or facsimile (with confirmation by post and proof of transmission) to the address of the Party as set out on page 1 of this Agreement or as otherwise notified in writing from time to time in accordance with this Clause 14.1.

15.2	Except as referred to in sub-clause 14.3 below, a notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally;

(b)	96 hours after posting; or

(c)	two (2) hours after transmission if served by facsimile on a business day prior to 15:00 hours (local time) or in any other case at 10:00 hours (local time) on the business day after the date of despatch. If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served at or, in the case of faxes, 2 hours after the opening of business on the next business day of that country.

15.3	The deemed service provisions set out in sub-clause 14.2 above do not apply to:

(a)	a notice served by post, if it is returned to the sender as undelivered or if there is a national or local suspension, curtailment or disruption of postal services which affects the collection of the notice or is such that the notice cannot reasonably be expected to be delivered within 96 hours after posting; and

(b)	a notice served by facsimile, if sender has no proof of transmission or, before the time at which the notice would otherwise be deemed to have been served, the receiving Party informs the sending Party that the notice has been received in a form which is unclear in any material respect, and, if it informs the sending Party by telephone, it also despatches a confirmatory facsimile as to this fact within 2 hours of receipt (as contemplated by Clause 14.2(c)).

15.4	In proving service it will be sufficient to prove:

(a)	in the case of personal service, that it was handed to the Party or delivered to or left in an appropriate place for receipt of letters at its address;

(b)	in the case of a letter sent by post, that the letter was properly addressed, stamped and posted; or

(c)	in the case of facsimile, that it was properly addressed and despatched to the number of the Party.

15.5	A Party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.

16.	Further assurance

16.1	After this Agreement has been signed by all Parties, each Party shall execute such documents and take such steps as the other Party may reasonably require to fulfill the provisions of and to give to each Party the full benefit of this Agreement.

17.	Waiver

17.1	The rights, powers and remedies conferred on any Party by this Agreement and remedies available to any Party are cumulative and are additional to any right, power or remedy which it may have under general law, this Agreement or otherwise.

17.2	Any Party may, in whole or in part, release, compound, compromise, waive or postpone, in its absolute discretion, any liability owed to it or right granted to it in this Agreement by any other Party or parties without in any way prejudicing or affecting its rights in respect of that or any other liability or right not so released, compounded, compromised, waived or postponed.

17.3	No single or partial exercise, or failure or delay in exercising any right, power or remedy by any Party shall constitute a waiver by that Party of, or impair or preclude any further exercise of, that or any right, power or remedy arising under this Agreement or otherwise.

18.	Exclusion of warranties

18.1	CDT and Licensee do not give, and nothing contained in this Agreement shall be construed as:

(a)	a warranty or representation by it as to the validity or scope of any patents or patent applications licensed hereunder;

(b)	a warranty or representation it that any patent applications licensed hereunder will proceed to grant;

(c)	a warranty or representation by CDT or Licensee as to the volume or quality of LEP Devices which may be manufactured through the use of the Patents;

(d)	a warranty or representation that LEP Devices can be freely exploited by the Licensee or any other Member of CDT’s Group or Licensee’s Group and that any manufacture, sale, use, marketing or other disposition of LEP Devices as contemplated hereunder will be free from infringement of any Intellectual Property of third parties;

(e)	conferring by implication, estoppel or otherwise, upon the Licensee or CDT or any other Member of the Licensee’s Group or CDT’s Group, any License or other right under any patent rights or other Intellectual Property except for the licenses and rights expressly granted hereunder; or

(f)	a representation or warranty as to the efficacy or usefulness of the Patents or that they will produce LEP Devices of satisfactory quality or fit for the purpose for which the Licensee, CDT or any other Member of the Licensee’s Group or CDT’s Group intended.

18.2	CDT warrants that:

(a)	the Patents are all the patents directed to LEP Device architecture and LEP Device manufacture, that are owned by CDT (whether alone or jointly with a Third Party, excluding those solely and jointly owned patents that CDT is not free to sublicense without the express obligation to make any form of payment or other form of compensation to any relevant non-affiliated Third Party, and excluding those jointly owned patents that CDT is expressly prohibited from licensing) or to which CDT has a right to sublicense;

(b)	CDT has not at any time prior to the Effective Date transferred or otherwise disposed of (other than by abandonment) any patent which related to or concerned LEP Devices.

18.3	In the event it is later determined that a patent falling within Clause 17.2(a) above was excluded from Patents, such patent shall thereafter be deemed to be Patents and included in this Agreement at no additional cost to Licensee.

19.	Severance

19.1	To the extent that any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall be deemed not to be a part of this Agreement, it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

20.	Announcements

20.1	The parties shall make a joint announcement within 30 days of the signature of this Agreement. The text of such announcement shall be agreed by the parties and it shall not be made public until such agreement is reached. In addition, the parties will use their reasonable endeavours to promote LEP technology for the duration of this Agreement.

21.	Non-Solicitation

21.1	Neither the Licensee or CDT nor a Member of its Group or, from time to time, any of its direct or indirect Holding Companies or any of their Subsidiaries (and the Licensee shall procure the same) may at any time during this Agreement or for a period of 12 months from the expiry or termination of this Agreement engage, employ or utilise in any capacity, the services of or introduce to another employer either temporarily or permanently, directly or indirectly any person employed by CDT or any Member of its Group without the prior written consent of CDT. If the Licensee breaches this Clause 20.1, it shall pay to CDT a sum equivalent to the five times the new annual starting salary and benefits of the person concerned.

22.	Counterparts

22.1	This Agreement may be executed by any Party by facsimile signature and in any number of counterparts, which counterparts, when taken together, shall constitute one and the same instrument.

(Signature page follows)

Signed by /s/ David Fyfe	)
for and on behalf of	)
Cambridge Display Technologies	)
Limited	)
in the presence of:	)

Signature of witness: /s/ Keith Bergelt

Name: Keith Bergelt

Address:

Occupation:

Signed by /s/ C.H. Probonic	)
for and on behalf of	)
E.I. du Pont de Nemours and Company	)
in the presence of:	)

Signature of witness: /s/ Kaye B. Michaels

Name: Kaye B. Michaels

Address: DuPont
14 T. W. Alexander Drive
Research Triangle Park, NC 27709

Occupation: Sr. Administrative Assistant

Signed by /s/ M. B. Di Filippo	)
for and on behalf of	)
Uniax Corporation
in the presence of:	)

Signature of witness: /s/ Kaye B. Michaels

Name: Kaye B. Michaels

Address: DuPont
14 T. W. Alexander Drive
Research Triangle Park, NC 27709

Occupation: Sr. Administrative Assistant

1

Schedule 1

The Patents

CDT Published Patents and Patent Applications (as at 3 October 2001)

P = Pending in the listed territory

G = Granted in the listed territory

Published = Published as an international application

CDT ref.	Publication no.	Published title / Brief description	Priority date / date of first filing	Expiry date(s)	Status
001	EP 0294061	Optical Modulators based on Polymers	21/5/87	GB: EP: US:	G: US, GB, EP

002	WO 90/13148	EL devices / CDT’s “Fundamental Patent”	20/4/1989	18/4/2010	G: EP, US, JP AU, BR, CA, HK, KR, SG

003	WO 92/03490	Semiconductive copolymers for use in luminescent devices / “Tuning copolymers”	24/8/1990	22/8/2011 *	G: EP, US, CA, HK P: JP

CDT ref.	Publication no.	Published title / Brief description	Priority date / date of first filing	Expiry date(s)	Status
004	WO 92/03491	Patterning of Semiconductive Polymers / Forming a polymer with distinct regions	22/8/91	22-Aug-2011 except US: 24-Aug-2010	G: US, HK, EP

005	WO 94/03030	Manufacture of Electroluminescent Device / Barrier layer between cathode and LEP	27/7/92	26-Jul-2013	G: EP, US, HK, KR P: JP

006	WO 94/03031	Electroluminescent devices / Device with at least two LEP layers	27/7/92	26-Jul-2013 except US: 26-Jul-2012	G: EP, HK, US, KR P: JP

007	WO 94/15441	Electroluminescent device comprising a chromophoric polymeric composition / “Blue light for emitting materials”	18/12/92	17-Dec-2013	G: US

008	WO 94/29883	Polymers for optical devices / PAV* with solubilising and electron withdrawing groups	10/6/93	20-May 2014 Except US: 18-Mar-2014	G: US, EP

009	EP 0715803	Electroluminescent devices / Device with two LEP layers independently activated by two sets of electrodes.	26/8/93	26-Aug-2014	G: EP, US, HK

023	WO 96/20253	Polymers for use in optica devices / cross linking of semiconductive polymers	28/12/94	28-Dec-2015	G: EP P: US, JP

015	WO 96/33593	Manufacture of OLEDs / Making an OLED by laminating together two self supporting components	18/4/9	17-Apr-2016	G: US P: EP, JP

016	WO 96/33516	Organic LEDs / Laminating together two or more OLEDs	18/4/95	18-Apr-2016	G: US P: EP, JP

CDT ref.	Publication no.	Published title / Brief description	Priority date / date of first filing	Expiry date(s)	Status
017	WO 96/33594	EL Device / “Memory effect” allowing voltage reduction without brightness reduction	18/4/95	17-Apr-2016	G: GB, US

018	WO 96/33483	A Display / LCD light modulator defining a pixel array addressable to select opague or transparent states	18/4/95	17-Apr-2016	G: GB, US

024	WO 97/38347	Efficient backlighting for LCDs	10/4/96	02-Apr-2017	G: GB P: US

025	WO 97/38452	High contract EL displays / Circular polariser in front of display to absorb ambient light	10/4/96	10-Apr-2017	G: GB, US

027	WO 97/38445	Organic LED colour display / Laterally spaced areas of LEP formed over respective groups of first and second electrode regions	10/4/96	10-Apr-2017	P: EP, JP, US, KR

026	WO 97/42666	Organic LED and method of fabricating the same / Thin oxide protective layer between cathode and EL layer	3/5/96	2-May-2017	P: EP, US

020	GB 2315594	Sensing device comprising coplanar light emitter and detectors	22/7/96	22-Jul-2016	G: GB

028	WO 98/05187	EL devices with electrode protection / Layer between anode and EL material – includes PEDOT:PSS	29/7/96	29-Jul-2017	G: GB P: EP, US, JP, CN

033	WO 98/04610	Conjugated copolymers for use in luminescent devices / Process for preparing PAVs	29/7/96	29-Jul-2017	P: EP, US, JP

029	WO 98/10473	Electrode deposition for OLEDs / DC magnetron sputtering; organic layers resistant to sputtering	4/9/96	04-Sep-2017	P: EP, US, JP

CDT ref.	Publication no.	Published title / Brief description	Priority date / date of first filing	Expiry date(s)	Status
031	WO 98/10621	OLEDs with improved cathode / bilayer cathode with one thin layer	4/9/96	04-Sep-2017	G: US P: EP, JP, CN

036	US 6002206	Pulsed LEP Devices	28/11/96	22-Sep-2017	G: US

050	US 5965901	EL devices with voltage drive scheme / Driver applying a patter of a relatively high voltage portion and a relatively low voltage portion	28/11/96	26-Nov-2017	G: US P: GB

038	WO 98/32783	Rheology modification of precursor solutions /method for tailoring viscosity	28/1/97	26-Jan-2018	G: US, GB

042	WO 98/59529	Electrically Conducting Colour Filters for use in Organic Light Emitting Displays	21/6/97	19-Jun-2018	P: US

043	WO 99/12398	Display devices / Two light emitting regions and a barrier between the regions	1/9/97	01-Sep-2018	P: US

071	WO 99/13692	Self assembled transport layers for OLEDs	5/9/97	04-Sep-2018	G: TW P: EP, JP, US

072	WO 99/12989	Compounds for electronic devices / “Fused thiophenes”	5/9/97	04-Sep-2018	P: EP, JP, US

047	WO 98/13408	High efficiency luminescent copolymers / PPV copolymers with certain substituents	28/9/97	28-Sep-2017	G: EP P: US, JP

045	EP 0901176	Electroluminescent device / Device with patterned electrode arrrangement to prevent lateral charge spreading	29/9/97	EP: 27/8/2018 US: 28/8/2018	P: EP, US

CDT ref.	Publication no.	Published title / Brief description	Priority date / date of first filing	Expiry date(s)	Status
048	WO 99/20711	Polymeric materials for elecroluminescent devices / PPVs with blue-shifting substituents	21/10/97	21-Oct-2018	P: EP, US, JP

044	EP 0921578	Electroluminescent device / Device with LEP materials of different bandgaps to control emission for selective emission.	21/11/97	EP:19/11/2018 US:20/11/2018	P: EP, US

049	WO 99/28521	Sputter deposition / Discharge gas with a light emission spectrum lower than that of argon	1/12/97	20/11/2018	P: US

051	US 5969475	Tuneable microcavities – Light emitting cavity devices comprising a pair of mirrors with luminescent and control layers in the cavity defined by the mirrors	3/12/97	GB:02/12/2017 US:03/12/2017	G: GB, US

056	WO 99/48337	Electroluminescent devices / Hole transport layer with electronic and / or optical properties varying across the thickness of the transport layer.	13/3/98	12-Mar-2019	P: EP, US, JP

057	WO 99/48160	Electroluminescent devices / “Improving efficiency using blends”	13/3/98	12/3/2019 except: TW:27/5/2019 US:31/3/2019	P: EP, JP, US, CN, KR, TW

058	GB 2328442	Conjugated polymers for luminescent devices / Controlled cis-trans ratio of PPVs	31/3/98	31-Mar-2019	P: US G: GB

060	EP 0949850	Flexible substrates for organic device / composite glass and plastic structure	2/4/98	EP: 31/3/2019 JP: 2/4/2019 US: 1/4/2019	P: EP, US, JP

CDT ref.	Publication no.	Published title / Brief description	Priority date / date of first filing	Expiry date(s)	Status
062	WO 99/53472	Display control device with modes for reduced power consumption / Pixel display including reduced power consumption mode	15/4/98	14-Apr-2019	P: EP, US, JP

061	WO 99/54936	Polymer devices / IC device for integrating TFTs and OLEDs	16/4/98	16/4/2019 except: TW: 27/5/2019	P: EP, US, JP, AU, BR, CA, CN, KR, TW

063	WO 99/54780	Backlit displays / LED including light switching layer with areas through which the transmission of light may be controlled.	17/4/98	15-Apr-2019	P: US

064	GB 2336553	Selective deposition of organic films / Patterned LEP deposition without ink-jetting	24/4/98	GB, US: 23/4/2019 DE: 22/4/2019 JP: 26/4/2019	P: DE, GB, JP, US

065	WO 99/66483	Backlit displays / Inkjet printed backlit displays	19/6/98	16-Jun-2019	P: EP, US, JP

066	EP 0966018	LEDs / A device with a light emissive region and a light sensitive region comprising a photocathode.	19/6/98	EP: 16/6/2019 US: 15/6/2019 JP: 21/6/2019	P: EP, US, JP

069	WO 00/04593	Particles and devices comprising particles – “Semiconductor mirrors 1” / LEP layer containing a dispersion of nanoparticles.	14/7/98	14-Jul-2019	P: EP, US, JP, CN, KR

070	WO 00/03950	Optical devices / Method for prepared nonoparticles	14/8/98	14-Jul-2019	P: EP, US, JP, CN, KR

CDT ref.	Publication no.	Published title / Brief description	Priority date / date of first filing	Expiry date(s)	Status
073	WO 00/11728	Display devices / Display with an array of pixels containing RGB emitters and a further colour to which the eye is more sensitive than red or blue.	19/8/98	17-Aug-2019	P: EP, US, JP, CN, KR

074	GB 2340304	Organic light emitters / Modifying blend ratio to control emission colour, particularly for white emission	21/8/98	GB: 2/8/2018 US: 19/8/2019	P: GB, US

076	WO 00/35028	Display devices / Reflectivity influencing structure associated with cathode comprising graphite and / or fluoride or oxide of a low workfunction metal.	8/12/98	07-Dec-2019	P: EP, US, CA, JP, CN, KR

080	WO 00/36662	OLEDs / Electrode including a high resistance layer adjacent the LEP layer	16/12/98	15-Dec-2019	P: EP, US, JP, CN, KR

081	WO 00/36663	Method of producing OLED’s / Method of reducing black spots	17/12/98	15-Dec-2019	P: EP, US, JP, CN, KR

082	WO 00/36661	OLEDs / Electrodes with outermost surface comprising a layer of dielectric material	17/12/98	14-Dec-2019	P: EP, US, JP, CN, KR

087(1)	WO 00/48257	Opto-electrical devices / Cathode with two layers of WF < 3.5 eV and and third layer of WF > 3.5eV	12/2/99	14-Feb-2020	P: EP, US, JP, CN, KR

087(2)	WO 00/48258	Opto-electrical devices / Cathode with a layer of metal compound, a layer of WF < 3.5 eV and and layer of WF > 3.5 eV	12/2/99	14-Feb-2020	P: EP, US, JP, CN, KR

089	WO 00/53656	Polymer preparation / Use of organic base in Suzuki polymerisation – “Process patent”	5/3/99	03-Mar-2020	P: EP, US, CA, JP, CN, KR

079	GB 2348316	Organic opto-electronic device / Light transmissive cathode	26/3/99	26-Mar-2019	P: GB

CDT ref.	Publication no.	Published title / Brief description	Priority date / date of first filing	Expiry date(s)	Status
200	WO 00/60612 **	Method for doping a polymer / forming a less than fully doped polymer	6/4/99	05-Apr-2020	P: EP, US, JP, CN, KR

094	GB 2349979	LEDs / Light transmissive cathode	10/5/99	10-May-2019	P: GB

091	WO 00/76008	Method of producing OLEDs / Method for forming patterned LEP on a substrate by providing a holed layer on substrate surface through which the substrate is exposed.	9/6/99	01-Jun-2020	Published

096	WO 00/76009	LEDs / Each electrode can inject both holes and electrons to allow operation under forward and reverse bias and AC drive.	9/6/99	01-Jun-2020	Published

100	GB 2352086	Patterning conductive layers / Forming a profiled layer over an electrode.	15/7/99	15-Jul-2019	P: GB

108	WO 01/07502	Polymerisation method / Directed metallation of monomers	24/7/99	24-Jul-2020	Published

101	WO 01/29909	Light emitting device / Polymer LED comprising a phosphor layer	15/10/99	12-Oct-2020	Published

207	WO 01/39287	Method of producing an OLED / Use of a mixture of reactive oxygen and fluorine and / or chlorine species for etching.	26/11/99	22-Nov-2020	Published

088	WO 01/49769	Polymers, Their Preparation and Uses / Charge transporting and light emitting polymers comprising triarylamine repeat units wherein one aryl group is a heteroaryl, particularly triazine or pyridine.	5/1/00	04-Jan-2021	Published

175	WO 01/49768	Luminescent Polymer / A red emitting trimer repeat unitof thiophene and benzothiadiazole	5/1/00	04-Jan-2021	Published

CDT ref.	Publication no.	Published title / Brief description	Priority date / date of first filing	Expiry date(s)	Status
084	WO 01/62869	Polymers, their preparation and uses / Polymer comprising a conjugated electron transporting backbone with pendant hole transporting substituents.	25/2/00	26-Feb-2021	Published

208	WO 01/62822	Luminescent Polymer – red emitting polymer repeat unit comprising a trimer of thiophene and quinoxaline.	25/2/00	26-Feb-2021	Published

213	WO 01/66618	Copolymer – hole transporting polymers comprising trifluoromethyl substituted triarylamine repeat units.	10/3/00	9-Mar-2021	Published

*	CDT 003 – This application has been granted in the US as US 5401827 (expiry 28/3/2012) and as divisionals US 5672678 (expiry 22/8/2011) and US 551654 (expiry 19/5/2014).

Schedule 2

The Relevant Technology

UNIAX AND DUPONT PATENTS/PUBLISHED APPLICATIONS (As of October 9, 2001)

DuPont/ Uniax Reference	Title (description)	Country / Region	Patent No.	Publication No.	Priority Date	Exp. Date	Status
001	Visible LEDs Fabricated from Soluble Semicoducting Polymers (assigned to Regents of the University of California, exclusively licensed to Uniax)	US US	5408109 5869350		2/1991	4/2012 2/2016	G: US CA EP

002	Bilayer Composite Electrode	US	5723873		3/1994	3/2015	G: US P: EP

003	Polymer Grid Triodes	US	5563424		4/1994	3/2014	G: US P: EP

004	Polymer Grid Triode Arrays	US	5804836		4/1995	4/2015	G: US

005	Long Operating Life for PLEDs	US	5798170		2/1996	2/2016	G: US P: EP

006	Polyfluorene as Materials for Photoluminescence and Electroluminescence	US	5903327		3/1996	3/2016	G: US

DuPont/ Uniax Reference	Title (description)	Country / Region	Patent No.	Publication No.	Priority Date	Exp. Date	Status
007	Polyfluorene as Materials for Photoluminescence and Electroluminescence	PCT		97/33323	3/1996	3/2016	P:EP

008	Hybrid Light-Emitting Sources for Efficient and Cost Effective White Lighting and for Full-Color Applications	US	5966393		12/1996	2/2017	G:US

009	Electrically Active Polymer Compositions and their Use in Efficient, Low Operating Voltage, PLEDs with Air-Stable Cathodes	US	5965281 6284435		2/1997	7/2017	G:US

010	Ultrathin Layer Alkaline Earth Metals as Stable Electron-Injecting Cathodes for PLEDs	PCT		98/57381	6/1997	6/2017	P:WO US HK

DuPont/ Uniax Reference	Title (description)	Country / Region	Patent No.	Publication No.	Priority Date	Exp. Date	Status
011	Encapsulation of Polymer Based Solid State Devices with Inorganic Materials	PCT		00/08899	8/1998	3/2018	P:US EP JP KR CN CA
013	Thin Metal Oxide Layer as Stable Electron Injecting Electrode for LEDs	PCT		00/22683	10/1998	10/2018	P:WO US
014	Flexible Organic electronicDevice with Improved Resistance to Oxygen and Moisture Degradation	PCT		US00/11534	4/1999	4/2020	P:WO US TW

DuPont/ Uniax Reference	Title (description)	Country / Region	Patent No.	Publication No.	Priority Date	Exp. Date	Status
015	Long-Lifetime PLEDs with Improved Luminous Efficiency and Radiance, using Multilayer Cathode	PCT		01/06576	7/1999	7/2019	P:WO US MAL TW

016	Encapsulation of Organic Polymer Electronic Devices	PCT		01/19142	9/1999	9/2019	P:WO US prv MAL TW

017	High Resistance PANI for Use in High Efficiency Pixellated Polymer Emissive Displays	PCT		01/41230	12/1999	11/2020	P:WO

G: Granted

P: Pending

MAL = Malaysia

TW = Taiwan

PCT includes Euro-PCT, ARIPO PCT, Eurasiar PCT

Schedule 3

Display Employees

(As of October 11, 2001)

NAME
1	ADDERLEY, RODNEY A.

2	ALLEN, JAMES R.

3	ANDERSON, STEVEN K.

4	ANZLOWAR, MICHAEL

5	BABCOCK, HOLLIS W.

6	BAGGAO, ERLINDA

7	BAILEY, PHILLIP

8	BARRAZA, NOEL R.

9	BEHM, RUSSEL H.

10	BEIKMOHAMADI, ALLAN

11	CAO, YONG

12	CAVANAUGH, BRUCE

13	CHACKO, TOM

14	CLAROS, CARLOS JR.

15	COE, NIGEL

16	COLANERI, NICHOLAS F.

17	COTA, JOHN WLTER

18	CROSSON, JEFFRY B.

19	DAVIS, ROBERTA R.

20	DORAISWAMY, DEEPAK

21	DRAEGER, SHARON

22	DUQUETTE, NORMAND W.

NAME
23	EDEN, KELLE A.

24	ENNIS, LOIS A.

25	ESTES, WILLIAM E.

26	FLATTERY, DAVID KEVIN

27	FROST, GERARD R.

28	GALLO, STEVE A.

29	GENTRY JR, F. P.

30	GRAVELY, DEBORAH S.

31	GREEN, ALAN S.

32	GRIB JR, JOSEPH M.

33	GROVOLA, MICHAEL J.

34	GUIDRY, MARK A.

35	HEEGER, ALAN J.

36	HSU, CHE-HSIUNG

37	INNOCENZO, JEFFREY G.

38	IMBALZANO, MARTHA S.

39	JACKSON, TONY

40	JUANKO, NAPARAT.

41	KAMINSKI, JANN P.

42	KEYS, DALEN E.

43	KINGSTON, LORI ANN

44	KNUDSON, CHRIS TODD

45	KOWALCZYK, LUCYNA

46	LANG, CHARLES D.

47	LAWSON, CARL RICHARD

2

NAME
48	LEHR, WENDY LYNN

49	LESINE, RODNEY

50	LINDQUIST, BRADLEY H.

51	LOPEZ, BLANCA

52	MARX, TOMMY CHRISTIAN

53	MONROY, GREG HERNANDEZ

54	MURRAY, ERBY BRENT

55	NICHOLS, STERLING D.

56	NIMOCKS, ROBERT

57	NOWAK JR., ALLAN E.

58	O’REGAN, MARIE BERNADETTE

59	OVERTON, CHARLES B.

60	OWENS, BENJAMIN C.

61	PADLEWSKI, STEPHANE

62	PARKER, IAN DAVID

63	PAULSON, ROBERT C.

64	PELTOLA, JORMA ANTERO

65	PERIYASAMY, MOOKKAN

66	PFLANZER, RAYMOND SCOTT

67	PRADOS, RONALD A.

68	QUINDLEN, STEPHEN F.

69	RAMIREZ, ZAIDA

70	RONNFELDT, TROY ALAN

71	SELLARS, MARK J.

72	SHAY, WILLIAM C.

3

NAME
73	SIMMONS III, HOWARD E.

74	SMITH III, ROBERT E.

75	SRDANOV, GORDANA

76	STARR, HYGIE

77	STEVENSON, MATTHEW

78	STEWART, STEVE T.

79	SUN, RUNGUANG

80	UCKERT, FRANK

81	VALLADARES, TAMMY R.

82	WALKER, DAMON (Dennis)

83	WANG, HAILANG

84	WEBER, BRETT R.

85	WEDDLE, SERENA CINDIA

86	WESSEL, RICHARD A.

87	WIRSIG, JAY

88	YEISLEY, SHAWN

89	YU, GANG

90	ZHANG, CHI

91	ZHANG, ZHENSHENG VICKI

4

Schedule 4

Have Made Form Letter

                , 200

President

Cambridge Display Technology Limited

Greenwich House, Madingley Rise, Madingley Road

Cambridge CB3 OHJ, UNITED KINGDOM

Dear Sir:

We have been selected by DuPont or a DuPont Affiliate to manufacture LEP electroluminescent polymer devices (“LEP Devices”) for them. We understand that DuPont has signed a licence agreement with CDT which allows DuPont to have such devices manufactured.

We hereby agree that we will not sell any LEP devices manufactured for DuPont or DuPont Affiliate to any entity other than DuPont or DuPont Affiliate, unless expressly directed by DuPont or DuPont Affiliate. In the event we would like to manufacture, use or sell these devices to other third parties, we acknowledge that a licence from CDT would be necessary and we agree to contact CDT and enter into a licence agreement with CDT before commencing with such activity.

For the purposes of this letter, an Affiliate a business entity in which DuPont has at least a 50% equity interest.

Sincerely,